U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     HENTHORN                           MARY                M.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     501 W. NORTH AVENUE
--------------------------------------------------------------------------------
                                    (Street)

     MELROSE PARK                       IL                  60160
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

          3/01/00
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     MIDWEST BANC HOLDINGS, INC. (MBHI)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          PRESIDENT-MIDWEST BANK
          A WHOLLY OWNED SUBSIDIARY
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, PAR VALUE $.01             3,200                       D

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          5. Owner-
                                                            3. Title and Amount of Securities                ship
                                                               Underlying Derivative Security                Form of
                                  2. Date Exercisable          (Instr. 4)                                    Derivative
                                     and Expiration Date    ---------------------------------  4. Conver-    Security:
                                     (Month/Day/Year)                                   Amount    sion or    Direct    6. Nature of
                                   ----------------------                               or        Exercise   (D) or       Indirect
                                      Date     Expira-                                  Number    Price of   Indirect     Beneficial
1. Title of Derivative                Exer-    tion                                     of        Derivative (I)          Ownership
   Security (Instr. 4)                cisable  Date       Title                         Shares    Security   (Instr. 5)   (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK OPTION (RIGHT TO BUY)  (1)      12/17/06   COMMON STOCK, PAR VALUE $.01  6,000     8.13       D
------------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK OPTION (RIGHT TO BUY)  (2)      12/9/07    COMMON STOCK, PAR VALUE $.01  3,000     12.75      D
------------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK OPTION (RIGHT TO BUY)  (3)      4/7/08     COMMON STOCK, PAR VALUE $.01  8,000     17.88      D
------------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK OPTION (RIGHT TO BUY)  IMMED.   1/27/09    COMMON STOCK, PAR VALUE $.01  2,176     15.88      D
------------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK OPTION (RIGHT TO BUY)  (4)      4/14/09    COMMON STOCK, PAR VALUE $.01  3,000     16.13      D
------------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK OPTION (RIGHT TO BUY)  IMMED.   1/28/10    COMMON STOCK, PAR VALUE $.01  2,705     13.63      D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1)  OPTIONS VEST IN FOUR EQUAL ANNUAL INSTALLMENTS BEGINNING DECEMBER 17, 1997.
(2)  OPTIONS VEST IN FOUR EQUAL ANNUAL INSTALLMENTS BEGINNING DECEMBER 9, 1998.
(3)  OPTIONS VEST IN FOUR EQUAL ANNUAL INSTALLMENTS BEGINNING APRIL 7, 1999.
(4)  OPTIONS VEST IN FOUR EQUAL ANNUAL INSTALLMENTS BEGINNING APRIL 14, 2000.


/s/ Edward H. Sibbald                                            4/10/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
EDWARD H. SIBBALD, SENIOR VICE PRESIDENT AND CFO,
ON BEHALF OF MARY HENTHORN

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2